UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 16, 2006

KLA-TENCOR CORPORATION

(Exact name of registrant specified in its charter)

Delaware	000-09992	04-2564110

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

160 Rio Robles, San Jose, California	95134

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code:	(408) 875-3000

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of Material Agreement.
The disclosure set forth in Item 5.02 below is incorporated by reference.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
(b)
On October 16, 2006, as a result of the Special Committee investigation (further disclosed in Item 8.01 below) of the historical stock option practices of KLA-Tencor Corporation (the “Company”), the Company terminated, effective immediately, all aspects of its employment relationship with Kenneth L. Schroeder and any and all employment and/or service agreements between Mr. Schroeder and the Company. The Company intends to cancel all outstanding stock options held by Mr. Schroeder that were retroactively priced or otherwise improperly granted. Mr. Schroeder was President and Chief Operating Officer of the Company from 1991 to 1999 and Chief Executive Officer and a member of the Board of Directors of the Company from 1999 to 2005.
Also on October 16, 2006, the Company’s General Counsel, Stuart J. Nichols, resigned, effective immediately. Mr. Nichols had been Vice President and General Counsel of the Company since 2000. The Company intends to re-price all outstanding retroactively priced stock options held by Mr. Nichols; the exercise price of each re-priced option will be increased to the fair market value on the corrected measurement date.
A copy of the Company’s news release issued on October 16, 2006 in connection with the foregoing, is attached hereto as Exhibit 99.1 and incorporated into this Item 5.02 by reference.
Later on October 16, 2006, Kenneth Levy, Founder and Chairman of the Board of Directors of the Company, retired as a Director and employee, effective immediately, and was named Chairman Emeritus by the Board of Directors. As of that date, by mutual agreement, Mr. Levy’s employment with the Company immediately ceased, and any and all employment or service contracts between Mr. Levy and the Company immediately terminated, with each party having no further monetary or other obligations thereunder. The Company intends to re-price all outstanding retroactively priced stock options held by Mr. Levy; the exercise price of each re-priced option will be increased to the fair market value on the corrected measurement date. Mr. Levy was a member of the Board of Directors of the Company since 1975, Chairman of the Board since 1999, and Chief Executive Officer from 1975 to 1997 and from mid 1998 to mid 1999.
Edward W. Barnholt was appointed to succeed Mr. Levy as Chairman of the Board of Directors of the Company and will serve in a non-executive capacity. Mr. Barnholt is the former President and Chief Executive Officer of Agilent Technologies, and joined the Company’s Board of Directors in 1995.
A copy of the Company’s news release issued on October 17, 2006 in connection with the foregoing, is attached hereto as Exhibit 99.2 and incorporated into this Item 5.02 by reference.

Item 8.01 Other Events.
     On October 16, 2006, the Company announced that the Special Committee of the Company’s Board of Directors has substantially completed its investigation of the Company’s historical stock option practices. The Company now expects that the total additional non-cash charges for stock-based compensation expenses will not exceed $400 million.
     Based on the Special Committee’s investigation, the Board of Directors concluded that there was no involvement in the improper stock option practices by any current members of Company management, including Richard P. Wallace, John H. Kispert and Jeffrey L. Hall, who became Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, respectively, in early 2006. Although the Board of Directors concluded that Mr. Kispert was not involved in the improper stock option practices, based on the Special Committee’s recommendation, his outstanding retroactively priced options will be re-priced because he served as Chief Financial Officer during part of the period in question; the exercise price of each re-priced option will be increased to the fair market value on the corrected measurement date.
     While the Company is evaluating whether the factors that led to the restatement constituted a material weakness as of June 30, 2006, the Company believes that it has in place the necessary internal controls to ensure proper accounting for stock options going forward.
     The Special Committee will now concentrate its efforts on assisting the Company’s management with the restatement of the Company’s affected financial statements. The restatement process is well underway, and the Company will continue to work diligently to determine the exact amount of additional non-cash charges for stock-based compensation expenses, the resulting accounting and tax impact, and the specific prior periods requiring restatement, and to file its Annual Report on Form 10-K for the fiscal year ended June 30, 2006, as well as other required reports, as soon as practicable.
     A copy of the Company’s news release issued on October 16, 2006 in connection with the foregoing, is attached hereto as Exhibit 99.1 and incorporated into this Item 5.02 by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are filed herewith:

Exhibit
Number	Description
99.1	Text of press release issued by KLA-Tencor Corporation, Inc. dated October 16, 2006.

99.2	Text of press release issued by KLA-Tencor Corporation, Inc. dated October 17, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLA-TENCOR CORPORATION
Date: October 18, 2006	By:	/s/ Jeffrey L. Hall
		Name:	Jeffrey L. Hall
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Text of press release issued by KLA-Tencor Corporation, Inc. dated October 16, 2006.

99.2	Text of press release issued by KLA-Tencor Corporation, Inc. dated October 17, 2006.